EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Company's 1997 Employee Stock Purchase Plan of Continental Airlines, Inc. (the "Company"), as amended, of our reports dated January 16, 2001 (except Note 16, as to which the date is January 22, 2001) with respect to the consolidated financial statements and schedule of the Company included in its Annual Report (Form 10-K) for the year ended December 31, 2000 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Houston, Texas

October 16, 2001